Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Fourth Quarter and Record Full Year 2018 Results

"	2018 Revenue of $5.5 billion, up 7.5% from last year
"	2018 Net earnings of $110.1 million, up $597.3 million from last year
"	2018 Adjusted EBITDA of $929.2 million, up 13.0% from last year

LEAWOOD, KANSAS - (February 28, 2019) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the fourth quarter and year ended December 31, 2018.

“AMC continued to deliver strong results in the fourth quarter of 2018, capping a record-setting full year performance, the best-ever in our 98-year history,” said Adam Aron, CEO and President of AMC. “The tremendous momentum of the industry box office, which was the fifth record-setting year in the last seven years, combined with AMC’s transformative growth initiatives and the popularity of the new AMC Stubs A-List subscription program, drove full year global attendance to an all-time high of 359 million guests, up 6.1% in the U.S. markets, resulting in strong financial performance across the board.”

Key Financial Results  (presented in millions, except operating data)

	Quarter Ended December 31,			Year Ended December 31,
	2018	2017	Change	2018	2017	Change
GAAP Results
Revenue	$1,413.3	$1,416.8	(0.2)%	$5,460.8	$5,079.2	7.5%
Net earnings (loss)*	$170.6	$(276.4)	N/M	$110.1	$(487.2)	N/M
Net cash provided by operating activities	$224.4	$307.8	(27.1)%	$523.2	$537.4	(2.6)%
Non-GAAP Results**
Total revenues (constant currency adjusted)	$1,429.7	$1,416.8	0.9%	$5,414.0	$5,079.2	6.6%
Adjusted EBITDA	$264.1	$288.2	(8.4)%	$929.2	$822.5	13.0%
Adjusted free cash flow	$131.7	$211.5	(37.7)%	$298.2	$329.1	(9.4)%
Operating Metrics
Attendance (in thousands)	94,063	92,322	1.9%	358,901	346,763	3.5%
U.S. markets attendance (in thousands)	65,194	61,933	5.3%	255,736	240,974	6.1%
International markets attendance (in thousands)	28,869	30,389	(5.0)%	103,165	105,789	(2.5)%
Average screens	10,695	10,778	(0.8)%	10,696	10,675	0.2%

 * Please refer to the 10-K for a discussion of notable items included in GAAP net earnings (loss). N/M = Percent change is not meaningful due to the prior year net loss

 ** Please refer to the tables included later in this press release for definitions and full reconciliations of non-GAAP financial measures.

Selected Fourth-Quarter Financial Results

•

Revenue: Fourth-quarter total revenues were $1.4 billion, down 0.2% on a GAAP basis (up 0.9% on a constant currency basis) from the year-ago quarter. Results were driven by strong food and beverage revenues, up 4.8% primarily due to an increase in U.S. attendance that marked a fourth quarter U.S. attendance record, and other revenues, which grew 11.0% largely from the increases in online ticket fee revenues and the adoption of ASC 606. Total revenues were affected by lower admissions revenues, down 3.9% primarily driven by industry-wide softness in Europe and a 6.7% decline in U.S. average ticket prices, offset by a 5.3% increase in U.S. attendance. The U.S. average ticket price was primarily affected by declines in IMAX and 3D volumes, as well as A-List and promotional pricing. Excluding the impact of A-List, the U.S. average ticket price would have declined 3.3%.

•

Net Earnings: Net earnings was $170.6 million, compared with a net loss of $276.4 million in the year-ago quarter. The increase in net income included, among other items, $165.5 million of income related to the quarterly fair-value remeasurement of a derivative liability and derivative asset, and $310.0 million of prior year tax expense related to the impact of both the change in the U.S. enacted federal income tax rate and a full valuation allowance on AMC’s deferred income tax assets.

•

Adjusted EBITDA:  Total Adjusted EBITDA was $264.1 million, down 8.4% (down 6.8% on a constant currency basis) from the year-ago quarter. International Adjusted EBITDA grew 0.4% (up 5.1% on a constant currency basis), while U.S. markets Adjusted EBITDA declined 12.9%. The decline in total Adjusted EBITDA was primarily driven by a shift in film slate mix that resulted in fewer 3D and IMAX viewings, a decline in cash distributions from non-consolidated entities related to the sale of AMC’s remaining stake in National CineMedia, LLC (“NCM”), and the anticipated impact from the initial ramp up of A-List.

•

Cash Flow: Net cash provided by operating activities was $224.4 million, compared with $307.8 million in the year-ago quarter. Adjusted free cash flow was $131.7 million, compared with $211.5 million in the year-ago quarter. The decrease in adjusted free cash flow was primarily driven by the timing of maintenance capital expenditures, higher cash taxes related to asset sales, higher cash interest, and the decline in Adjusted EBITDA.

Selected Full-Year Financial Results

•

Revenue: Full-year total revenues were a record $5.5 billion, up 7.5% on a GAAP basis (up 6.6% on a constant currency basis) from last year. Results were driven by strength in admissions revenues, up 4.8% primarily from a 6.1% increase in U.S. attendance, and food and beverage revenues, up 8.0% from a combination of attendance increase and higher food and beverage revenues per patron. In addition, other revenues were up 34.2%, the result of higher online ticket fee revenues and the benefit from the adoption of ASC 606. All revenue categories benefited from the full year contribution from Nordic Cinema Group Holdings AB (“Nordic”) versus nine months in 2017, which contributed approximately 2.1% of total revenue growth.

•

Net Earnings: Net earnings were $110.1 million, compared with a net loss of $487.2 million last year. The increase in net income included, among other items, $111.4 million of income related to the fair-value remeasurement of a derivative liability and derivative asset, $208.0 million of prior year impairment charge on AMC’s investment in NCM, and $310.0 million of prior year tax expense related to the impact of both the change in the U.S. enacted federal income tax rate and a full valuation allowance on AMC’s deferred income tax assets.

•

Adjusted EBITDA: Total Adjusted EBITDA was $929.2 million, up 13.0% (up 12.5% on a constant currency basis) from last year as the Company benefited from operating leverage. U.S. markets Adjusted EBITDA grew 14.8%, primarily due to strong attendance, an increase in demand for food and beverage, and the adoption of ASC 606. International Adjusted EBITDA grew 7.6%, primarily driven by the full year contribution from Nordic versus nine months in 2017. Full year 2018 also included additional domestic related items which affected comparability to

2017, including a one-time reduction in rent related to a lease modification, the anticipated impact from the initial ramp of A-List, a decrease in cash distributions from non-consolidated entities related to the sale of AMC’s remaining stake in NCM, and an increase in other general and administrative costs due to legal settlement payments and incentive compensation payments related to strong 2018 full year performance. The anticipated A-List impact to Adjusted EBITDA in the final six months of 2018 falls within the previously disclosed $10 million to $15 million range for a reduction to total Adjusted EBITDA in the second half of 2018; this was achieved despite signing up nearly double the number of subscribers originally anticipated by year-end 2018.

•

Cash Flow: Net cash provided by operating activities was $523.2 million, compared with $537.4 million last year. Adjusted free cash flow was $298.2 million, compared with $329.1 million last year. The decline in adjusted free cash flow was affected by an increase in deferred rent, primarily related to a one-time lease modification, higher cash interest payments, and higher cash taxes related to the sale of assets.  Additionally, the 24.1 million shares repurchased from Wanda in September resulted in a $4.8 million reduction to dividends paid in 2018 and is expected to result in a $19.3 million reduction to annual dividends paid based on the current quarterly dividend of $0.20.

Other Key Highlights

•

Industry Performance: In full year 2018, the U.S. industry box office was up 6.9% to $11.9 billion, marking the highest grossing year ever recorded with February, April, June, and October setting all-time box office monthly records. Internationally, the industry box office in countries served by Odeon and Nordic’s theatres witnessed a 5.2% decline and a 1.6% increase, respectively, on a constant currency basis. The industry box office across Europe was affected by underperforming Hollywood titles, weak local product, and competing viewership from the FIFA World Cup.

•

Circuit Update: As of December 31, 2018, AMC owned, operated, or had interests in 637 theatres in the U.S. and 369 theatres internationally. In 2018, the Company added premium recliner seating to 58 theatres in the U.S. and 19 theatres internationally. Included in those theatre counts, AMC opened 8 new build theatres and made 3 spot acquisitions of single theatre locations throughout the year. Furthermore, in the fourth quarter of 2018, AMC re-opened the iconic Odeon Leicester Square Theatre in London after an extensive, multi-million-GBP luxury refurbishment. As part of the renovations, AMC introduced the first ever Dolby Cinema auditorium in the UK. 2018 also marked the opening of a new world-class luxury theatre in Oslo, Norway, which has become the highest attendance theatre in Norway.

•

Stubs A-List Program: Since its launch in June 2018, the A-List VIP tier of the successful AMC Stubs loyalty program has already attracted more than 700,000 subscribers, far in excess of initial internal expectations. At this membership level, the subscriber base is expected to generate more than $150 million of annual recurring revenue and, based on historical performance, in excess of $300 million when factoring in food and beverage purchases and full fare tickets purchased by bring-along guests such as family and friends. The A-List subscription program represents a meaningful opportunity to shift a portion of AMC’s business to a recurring subscription model, thereby increasing revenue visibility, reducing box office volatility, and driving long-term customer loyalty. We expect the program to become accretive to Adjusted EBITDA in 2019, a year earlier than originally anticipated.

•

Adjusted Free Cash Flow: Starting in the fourth quarter of 2018, AMC is disclosing a new “Adjusted Free Cash Flow” metric as a measure of our liquidity.  We believe this measure is indicative of our ability to generate cash from operations in excess of maintenance capital expenditures and certain other non-operating costs, and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities. Adjusted Free Cash Flow is a non-GAAP financial measure and is defined as (i) cash flow from operations, plus (ii) merger and acquisition expenses, less (iii) maintenance capital expenditures, less (iv) landlord contributions. In 2018, the Company generated adjusted free cash flow of $298.2 million and invested an additional $459.8 million into growth capital expenditures ($320.0 million, net of $127.6 million of landlord contributions and $12.2 million of changes in construction payables). These investments relate to the Company’s strategic growth initiatives (e.g., recliner renovations, premium large formats, premium food and beverage) and may be adjusted in the future depending on the Company’s strategic priorities and general economic conditions. See the tables included later in this press release for further information on adjusted free cash flow.

•

Cash Dividend: The Company paid approximately $20.7 million of dividends in the fourth quarter of 2018 and approximately $258.1 million in the full year, inclusive of a special dividend of approximately $160.5 million in September.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Thursday, February 28, 2019. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with more than 1,000 theatres and nearly 11,100 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). AMC operates in the U.S. and through its Odeon subsidiary in 13 European countries and the Middle East and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Norway, Spain, Sweden and UK & Ireland. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s reports on Forms 10-K and Form 10-Q filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended December 31, 2018 and December 31, 2017

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues
Admissions	$862.3	$897.1	$3,385.0	$3,229.5
Food and beverage	435.1	415.3	1,671.5	1,548.4
Other theatre	115.9	104.4	404.3	301.3
Total revenues	1,413.3	1,416.8	5,460.8	5,079.2

Operating costs and expenses
Film exhibition costs	433.5	440.1	1,710.2	1,604.3
Food and beverage costs	68.9	69.5	270.9	252.1
Operating expense, excluding depreciation and amortization below	417.8	419.2	1,654.7	1,548.0
Rent	204.7	203.5	797.8	794.4
General and administrative:
Merger, acquisition and transaction costs	4.2	5.8	31.3	63.0
Other, excluding depreciation and amortization below	43.7	20.2	179.3	133.2
Depreciation and amortization	139.4	144.7	537.8	538.6
Impairment of long-lived assets	13.8	43.6	13.8	43.6
Operating costs and expenses	1,326.0	1,346.6	5,195.8	4,977.2

Operating income	87.3	70.2	265.0	102.0
Other expense (income):
Other expense (income)	(165.6)	0.4	(108.1)	(1.5)
Interest expense:
Corporate borrowings	74.1	59.9	262.3	231.6
Capital and financing lease obligations	9.0	10.7	38.5	42.4
Non-cash NCM exhibitor services agreement	10.3	—	41.5	—
Equity in (earnings) loss of non-consolidated entities	(12.7)	(13.9)	(86.7)	185.2
Investment (income) expense	1.2	(1.0)	(6.2)	(22.6)
Total other expense (income)	(83.7)	56.1	141.3	435.1

Earnings (loss) before income taxes	171.0	14.1	123.7	(333.1)
Income tax provision	0.4	290.5	13.6	154.1
Net earnings (loss)	$170.6	$(276.4)	$110.1	$(487.2)

Diluted earnings (loss) per share	$0.43	$(2.14)	$0.41	$(3.80)

Average shares outstanding diluted (in thousands)	135,450	129,265	130,105	128,246

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31,	December 31,
	2018	2017
Cash and cash equivalents	$313.3	$310.0
Corporate borrowings	4,722.9	4,235.3
Other long-term liabilities	963.1	903.8
Capital and financing lease obligations	560.3	651.4
Stockholders' equity	1,397.6	2,112.4
Total assets	9,495.8	9,805.9

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
Consolidated	2018	2017	2018	2017
Net cash provided by operating activities	$224.4	$307.8	$523.2	$537.4
Net cash used in investing activities	$(202.9)	$(150.0)	$(317.2)	$(959.3)
Net cash provided by (used in) financing activities	$(39.5)	$128.7	$(194.8)	$492.3
Adjusted free cash flow	$131.7	$211.5	$298.2	$329.1
Capital expenditures	$(201.4)	$(159.1)	$(576.3)	$(626.8)
Screen additions	43	32	89	96
Screen acquisitions	—	16	39	736
Screen dispositions	34	1	211	258
Construction openings, net	111	76	5	37
Average screens	10,695	10,778	10,696	10,675
Number of screens operated	11,091	11,169	11,091	11,169
Number of theatres operated	1,006	1,014	1,006	1,014
Screens per theatre	11.0	11.0	11.0	11.0
Attendance (in thousands)	94,063	92,322	358,901	346,763

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	65,194	61,933	255,736	240,974
International markets	28,869	30,389	103,165	105,789
Consolidated	94,063	92,322	358,901	346,763

Average ticket price (in dollars):
U.S. markets	$9.26	$9.92	$9.55	$9.67
International markets	$8.96	$9.29	$9.15	$8.49
Consolidated	$9.17	$9.72	$9.43	$9.31

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.20	$5.09	$5.17	$5.06
International markets	$3.33	$3.29	$3.40	$3.10
Consolidated	$4.63	$4.50	$4.66	$4.47

Average Screen Count (month end average):
U.S. markets	8,014	8,087	8,028	8,084
International markets	2,681	2,691	2,668	2,591
Consolidated	10,695	10,778	10,696	10,675

Segment Information:

(unaudited, in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues
U.S. markets	$1,006.1	$978.3	$4,013.2	$3,723.5
International markets	407.2	438.5	1,447.6	1,355.7
Consolidated	$1,413.3	$1,416.8	$5,460.8	$5,079.2

Adjusted EBITDA
U.S. markets	$164.9	$189.4	$700.5	$610.0
International markets	99.2	98.8	228.7	212.5
Consolidated	$264.1	$288.2	$929.2	$822.5

Capital Expenditures
U.S. markets	$130.7	$127.1	$395.6	$543.7
International markets	70.7	32.0	180.7	83.1
Consolidated	$201.4	$159.1	$576.3	$626.8

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$170.6	$(276.4)	$110.1	$(487.2)
Plus:
Income tax provision (benefit)	0.4	290.5	13.6	154.1
Interest expense	93.4	70.6	342.3	274.0
Depreciation and amortization	139.4	144.7	537.8	538.6
Impairment of long-lived assets	13.8	43.6	13.8	43.6
Certain operating expenses (2)	7.8	8.1	24.0	20.6
Equity in (earnings) loss of non-consolidated entities (3)	(12.7)	(13.9)	(86.7)	185.2
Cash distributions from non-consolidated entities (4)	4.3	12.3	35.2	45.4
Attributable EBITDA (5)	3.6	1.6	7.3	3.4
Investment income	1.2	(1.0)	(6.2)	(22.6)
Other expense (income) (6)	(165.9)	0.5	(108.2)	(1.3)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.2	5.8	31.3	63.0
Stock-based compensation expense (income) (8)	4.0	1.8	14.9	5.7
Adjusted EBITDA(1)	$264.1	$288.2	$929.2	$822.5

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the year ended December 31, 2018, we recorded equity in earnings related to our sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the year ended December 31, 2018. Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the year ended December 31, 2018.    Equity in (earnings) loss of non-consolidated entities includes an other-than-temporary impairment charge of $208.0 million to reduce the carrying value of our investment in NCM to Level 1 fair value during the year ended December 31, 2017. An other-than-temporary impairment charge of $204.5 million was recorded on our units and shares at the publicly quoted per share price on June 30, 2017, of $7.42 and an other-than-temporary impairment charge of $3.5 million was recorded on our units and shares at the publicly quoted per share price on December 31, 2017 of $6.86, based on our determination that the decline in the price per share during the respective quarters was other than temporary. Equity in (earnings) loss of non-consolidated entities includes loss on the sale of a portion of our investment in NCM of $22.2 million during the year ended December 31, 2017.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Equity in (earnings) loss of non-consolidated entities	$(12.7)	$(13.9)	$(86.7)	$185.2
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(9.8)	(12.6)	(81.9)	187.0
Equity in earnings (loss) of International theatre JV's	2.9	1.3	4.8	1.8
Income tax provision	0.2	—	0.4	—
Investment income	(0.2)	—	(0.5)	—
Depreciation and amortization	0.7	0.3	2.6	1.6
Attributable EBITDA	$3.6	$1.6	$7.3	$3.4

6)

Other expense (income) for the quarter and year ended December 31, 2018 includes financing losses and financing related foreign currency transaction losses. During the quarter and year ended December 31, 2018, we recorded a gain of $165.5 million and $111.4 million, respectively, as a result of a decrease in fair value of our derivative liability and an increase in fair value of our derivative asset for the Convertible Notes due 2024. Other income for the year ended December 31, 2017 includes $3.0 million financing related foreign currency transaction gains, partially offset by $1.3 million in fees relating to third-party fees related to the Third Amendment to our Senior Secured Credit Agreement, and a $0.4 million loss on the redemption of the Bridge Loan Facility.

7)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

8)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

Select Consolidated Constant Currency financial data (see Note 9):

Three Months Ended December 31, 2018 and Twelve Months Ended December 31, 2018

(dollars in millions) (unaudited)

	Three Months Ended			Year Ended
	December 31, 2018			December 31, 2018
	Constant Currency (9)			Constant Currency (9)
	US	International	Total	US	International	Total
Revenues
Admissions	$603.5	$269.0	$872.5	$2,441.5	$911.6	$3,353.1
Food and beverage	339.1	99.8	438.9	1,321.2	338.8	1,660.0
Other theatre	63.5	54.8	118.3	250.5	150.4	400.9
Total revenues	1,006.1	423.6	1,429.7	4,013.2	1,400.8	5,414.0

Operating costs and expenses
Film exhibition costs	326.5	111.2	437.7	1,323.1	374.5	1,697.6
Food and beverage costs	47.8	21.9	69.7	190.2	77.9	268.1
Operating expense	296.2	126.6	422.8	1,162.2	476.0	1,638.2
Rent	153.6	52.9	206.5	584.4	205.5	789.9
General and administrative:
Merger, acquisition and transaction costs	1.5	2.8	4.3	16.8	14.7	31.5
Other	27.9	16.5	44.4	112.6	63.7	176.3
Depreciation and amortization	98.5	43.0	141.5	384.0	149.3	533.3
Impairment of long-lived assets	8.1	6.0	14.1	8.1	6.0	14.1
Operating costs and expenses	960.1	380.9	1,341.0	3,781.4	1,367.6	5,149.0
Operating income (loss)	46.0	42.7	88.7	231.8	33.2	265.0
Other expense (income)	(165.0)	(0.8)	(165.8)	(108.7)	0.3	(108.4)
Interest expense	75.0	8.5	83.5	273.6	26.3	299.9
Non-cash NCM exhibitor service agreement	10.3	—	10.3	41.5	—	41.5
Equity in earnings of non-consolidated entities	(10.5)	(2.4)	(12.9)	(81.5)	(5.6)	(87.1)
Investment income	1.2	—	1.2	(6.2)	0.1	(6.1)
Total other expense	(89.0)	5.3	(83.7)	118.7	21.1	139.8
Loss before income taxes	135.0	37.4	172.4	113.1	12.1	125.2
Income tax provision (benefit)	1.5	(1.3)	0.2	16.1	(2.9)	13.2
Net loss	$133.5	$38.7	$172.2	$97.0	$15.0	$112.0

Attendance	65,194	28,869	94,063	255,736	103,165	358,901
Average Screens	8,014	2,681	10,695	8,028	2,668	10,696
Average Ticket Price	$9.26	$9.32	$9.28	$9.55	$8.84	$9.34

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 9):

Three Months Ended December 31, 2018 and Twelve Months Ended December 31, 2018

(dollars in millions) (unaudited)

	Three Months Ended	Year Ended
	December 31, 2018	December 31, 2018
	Constant Currency (9)	Constant Currency (9)
Net loss	$172.2	$112.0
Plus:
Income tax benefit	0.2	13.2
Interest expense	93.8	341.4
Depreciation and amortization	141.5	533.3
Impairment of long-lived assets	14.1	14.1
Certain operating expenses (2)	8.2	24.0
Equity in earnings of non-consolidated entities (3)	(12.9)	(87.1)
Cash distributions from non-consolidated entities (4)	4.3	35.2
Attributable EBITDA (5)	3.9	7.6
Investment income	1.2	(6.1)
Other income (6)	(166.1)	(108.6)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.3	31.5
Stock-based compensation expense (8)	4.0	14.9
Adjusted EBITDA (1)	$268.7	$925.4

Adjusted EBITDA (in millions) (1)
U.S. markets	$164.9	$700.5
International markets	103.8	224.9
Total Adjusted EBITDA	$268.7	$925.4

1)

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the year ended December 31, 2018, we recorded equity in earnings related to our sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the year ended December 31, 2018. Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the year ended December 31, 2018.    Equity in (earnings) loss of non-consolidated entities includes an other-than-temporary impairment charge of $208.0 million to reduce the carrying value of our investment in NCM to Level 1 fair value during the year ended December 31, 2017. An other-than-temporary impairment charge of $204.5 million was recorded on our units and shares at the publicly quoted per share price on June 30, 2017, of $7.42 and an other-than-temporary impairment charge of $3.5 million was recorded on our units and shares at the publicly quoted per share price on December 31, 2017 of $6.86, based on our determination that the decline in the price per share during the respective quarters was other than temporary. Equity in (earnings) loss of non-consolidated entities includes loss on the sale of a portion of our investment in NCM of $22.2 million during the year ended December 31, 2017.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Constant Currency Attributable EBITDA (Unaudited)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2018	2018
(In millions)	Constant Currency	Constant Currency
Equity in (earnings) loss of non-consolidated entities	$(12.9)	$(87.1)
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(9.7)	(82.0)
Equity in earnings of International theatre JV's	3.2	5.1
Income tax provision	0.2	0.4
Investment income	(0.2)	(0.5)
Depreciation and amortization	0.7	2.5
Attributable EBITDA	$3.9	$7.6

6)

Other expense (income) for the quarter and year ended December 31, 2018 includes financing losses and financing related foreign currency transaction losses. During the quarter and year ended December 31, 2018, we recorded a gain of $165.5 million and $111.4 million, respectively, as a result of a decrease in fair value of our derivative liability and an increase in fair value of our derivative asset for the Convertible Notes due 2024. Other income for the year ended December 31, 2017 includes $3.0 million financing related foreign currency transaction gains, partially offset by $1.3 million in fees relating to third-party fees related to the Third Amendment to our Senior Secured Credit Agreement, and a $0.4 million loss on the redemption of the Bridge Loan Facility.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Stock-based compensation expense is Non-cash or non-recurring expense included in General and Administrative: Other.

9)

 The International segment information for the three months and year ended December 31, 2018 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2017. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Free Cash Flow(1)

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net cash provided by operating activities	$224.4	$307.8	$523.2	$537.4
Plus:
Merger, acquisition and transaction costs(2)	4.2	5.8	31.3	63.0
Less:
Loss on NCM recorded in Merger, acquisition and transaction costs(2)	—	—	—	22.6
Maintenance capital expenditures(3)	69.4	45.2	128.7	115.4
Landlord contributions(5)	27.5	56.9	127.6	133.3
Adjusted free cash flow	$131.7	$211.5	$298.2	$329.1

Reconciliation of Capital Expenditures
Capital expenditures
Growth capital expenditures(4)	$147.9	$133.7	$459.8	$518.8
Maintenance capital expenditures(3)	69.4	45.2	128.7	115.4
Change in construction payables(6)	(15.9)	(19.8)	(12.2)	(7.4)
Total capital expenditures	$201.4	$159.1	$576.3	$626.8

Starting in the fourth quarter of 2018, AMC will disclose a new “Adjusted Free Cash Flow” metric as a measure of our liquidity.  We believe this measure is indicative of our ability to generate cash in excess of maintenance capital expenditures and certain other non-operating costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.

1)

We present “Adjusted Free Cash Flow” as a supplemental measure of our liquidity.  Management uses this measure and we believe  it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.  Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and transaction costs, less maintenance capital expenditures and landlord contributions.  Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures.  It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities. The term adjusted free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and transition costs are excluded as they are non-operating. We excluded the 2017 Loss on NCM that was recorded in Merger, acquisition and transaction costs since it was non-cash.

3)

Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirement and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)

Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)

Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

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